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EXHIBIT 4.1

(ON STANDARD & POOR'S, A DIVISION OF THE MCGRAW-HILL COMPANIES LETTERHEAD)


March 25, 1997



John Nuveen & Company
333 West Wacker Drive
Chicago, Illinois 60606
Re:  NUVEEN TAX FREE UNIT TRUST, SERIES 928



    We have received the amendment to the Registration Statement SEC file # 333-22853 for the above captioned trust. We hereby confirm that the ratings indicated in the amendment as being assigned by Standard & Poor's, a Division of The McGraw-Hill Companies to the securities contained in the trust are, according to our records, the ratings currently assigned by Standard & Poor's, a Division of The McGraw-Hill Companies to such securities. You understand that Standard & Poor's, a Division of The McGraw-Hill Companies has not consented to, and will not consent to, being named as 'expert' under the federal securities laws, including and without limitation, Section 7 of the Securities Act of 1933, with respect to the ratings on any securities.


You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission. STANDARD & POOR'S, A DIVISION
                                          OF THE MCGRAW-HILL COMPANIES

                                          Sanford Bragg